Exhibit 99.8

CONSENT

I hereby consent to serve as a director of Therapeutics Acquisition Corp. (the “Company”), if elected as such, and to be named as a nominee or potential nominee for director of the Company in any registration statement filed by the Company under the Securities Act of 1933, as amended, including all amendments and post-effective amendments or supplements thereto and any prospectus and/or proxy statement contained therein.

By:	/s/ Rajesh Malik, M.D
Name: Rajesh Malik, M.D.

Date: April 30, 2021